AMERICAFIRST QUANTITATIVE FUNDS

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

A.

Introduction

AmericaFirst Quantitative Funds (the “Trust”) is a statutory trust established under Delaware law.  The Trust’s Declaration of Trust provides for the Trust to issue shares of beneficial interest in an unlimited number of series, with each series representing a fractional undivided interest in a separate designated investment portfolio.  The Declaration of Trust also provides that the shares of each series, or of certain designated series, may be divided into various classes that vary as permitted by Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”).

This Multiple Class Plan (the “Plan”) is adopted by the Trust pursuant to Rule 18f-3(d) of the 1940 Act, with respect to each of the funds identified on the chart comprising Exhibit A (the “Funds” and each, a “Fund”).

The Trust currently offers four classes of shares of beneficial interest (“Shares”), designated as Class A, Class C, Class I, and Class U.  Not every Fund offers every share class.  Except as outlined below, each class of Shares represents interests in the same investment portfolio of the Fund and has the same rights, preferences, voting powers, restrictions and limitations.

B.

General Description of Classes Offered

Class A Shares

Class A Shares are subject to a maximum on-going Rule 12b-1 distribution fee aggregating to 0.50% of the average daily net assets of the Class A Shares of a fund.

Class A Shares also the expenses attributable to the Class as described below under “Income and Expense Allocation” (“Class Expenses”).

Class C Shares

Class C Shares are subject to a maximum on-going Rule 12b-1 distribution fee aggregating to 1.00% of the average daily net assets of the Class C Shares of a fund

Class C Shares also bear their Class Expenses, as described below.

Class I Shares

Class I Shares have a different minimum initial purchase amount (of $100,000) than Class A, Class C, or Class U Shares (all $1,000).  The minimum initial purchase can be waived at the advisers discretion.

Class I Shares do not have a distribution fee imposed under Rule 12b-1 under the 1940 Act.

Class I Shares bear their Class Expenses, as described below.

Class U Shares

Class U Shares are subject to a maximum on-going 12b-1 distribution fee aggregating to 1.00% of the average daily net assets of the Class U Shares of a fund.

Class U Shares also bear their Class Expenses, as described below.

Additional Classes of Shares

The Board of Trustees has the authority to create additional classes, or change features of existing classes, from time to time, in accordance with Rule 18f-3 of the 1940 Act.

C.

Income and Expense Allocation

Except for Class Expenses, all expenses incurred by a Fund are allocated among the Class A Shares, Class C Shares, Class I Shares, and Class U Shares based on the net assets of the Fund attributable to each Class.  Among other things, Class Expenses include:

1.

transfer agency fees and shareholder servicing expenses identified as being attributable to a specific class of Shares.

2.

state securities registration or notification fees incurred by a specific class of Shares.

3.

Securities and Exchange Commission (“SEC”) registration fees incurred by a specific class of Shares.

4.

accounting, audit and tax expenses relating to a specific class of Shares.

5.

fees and other payments made to service providers for holders of a particular class of Shares, including maintenance of individual brokerage accounts and custody accounts as well as related and unrelated dividend disbursing and sub-accounting services.

6.

the expenses of administrative personnel and services required to provide recordkeeping and support the holders of a specific class of Shares.

7.

litigation or other legal expenses relating only to one class of Shares.

8.

trustees’ fees incurred as a result of time spent addressing issues relating only to a specific class of Shares.

9.

legal, printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy materials to current holders of a specific class of Shares.

10.

such other expenses actually incurred in a different amount by a class or related to a class’ receipt of services of a different kind or to a different degree than other classes.

Expenses of a Fund allocated to a particular class of Shares of that Fund are borne on a pro rata basis by each outstanding Share of that Class.  Income, realized and unrealized capital gains and losses, and expenses not allocated to a specific class, are allocated to each class of Shares of a Fund on the basis of the net asset value of that class in relation to the entire net asset value of the Fund.

E.

Voting Rights

Each Share class has exclusive voting rights with respect to matters that exclusively affect such class.  For example, each of Class A, Class C, and Class U has its own Rule 12b-1 Plan.  Thus, only Class A would vote on matters with respect to the Class A Rule 12b-1 Plan.

F.

Class Designation

Subject to appropriate approval by the Board of Trustees, the Trust may alter the nomenclature for the designation of one or more of its classes of Shares.

G.

Additional Information

This Plan is qualified by and subject to the terms of the then current Prospectus for the applicable Class of Shares of the applicable Fund; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of the Classes contained in this Plan.  The Prospectus for the Trust contains additional information about the Classes, the Funds and the Trust’s multiple class structure.

H.

Date of Effectiveness

After approval by a majority of the Board of Trustees, including a majority of the Independent Trustees, this Plan will become effective on February 8, 2012.

EXHIBIT A

Fund	Available Classes
AmericaFirst Defensive Growth Fund	Class A, Class I, Class U
AmericaFirst Income Trends Fund	Class A, Class I, Class U
AmericaFirst Absolute Return Fund	Class A, Class I, Class U
AmericaFirst Quantitative Strategies Fund	Class A, Class C